Exhibit 4.8

AMENDMENT NO. 1 TO ROYALTY AGREEMENT

This AMENDMENT NO. 1 TO ROYALTY AGREEMENT (this “Amendment No. 1”), dated as of October 22, 2008, is made by and among Deerfield Private Design Fund, L.P., a Delaware limited partnership (“Design Fund”), Deerfield Private Design International, L.P., a British Virgin Islands limited partnership (“Design International”), Deerfield ZG Corporation, a Delaware corporation (“Deerfield ZG”) and ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”).

WHEREAS, Design Fund, Design International and ZymoGenetics are parties to a Royalty Agreement dated June 26, 2008 (the “Royalty Agreement”); and

WHEREAS, the parties to this Amendment No. 1 desire to amend the Royalty Agreement to substitute Deerfield ZG as a party thereto in place of Design International;

NOW, THEREFORE, the parties hereto agree as follows:

1. Substitution of Deerfield ZG for Design International. Design International shall cease to be a party to the Royalty Agreement, and Deerfield ZG shall become a party to the Royalty Agreement in the place of Design International. The term “Deerfield” shall mean Design Fund and Deerfield ZG together, and references to “Design International” appearing in Sections 1 through 7 of the Royalty Agreement shall be replaced by references to “Deerfield ZG.”

2. Representations and Warranties. The first sentence of Section 5(a) shall be deleted and replaced with the following:

Design Fund is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Deerfield ZG is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

For the sake of clarity, Deerfield ZG will make the remaining representations and warranties in Section 5 pursuant to Section 1 of this Amendment No. 1.

3. Definition of Facility Units. The last sentence of the definition of “Facility Units” in Section 1(j) of the Royalty Agreement is deleted and replaced in its entirety by the following:

Notwithstanding the foregoing, and solely for purposes of the determination of the Facility Units, the number of Facility Units shall be deemed to be equal to zero (0) for each day within the Royalty Term during which Deerfield or Design International is in breach of its obligation to make a Disbursement under the Facility Agreement.

4. Deletion of Section 2(i). Section 2(i) of the Royalty Agreement, and all references thereto, are deleted.

5. Royalty Agreement in Full Force and Effect. Except as amended by this Amendment No. 1, the Royalty Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the date first set forth above.

DEERFIELD PRIVATE DESIGN FUND, L.P.

By:	/s/ James Flynn
Name:	James Flynn
Title:	General Partner

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:	/s/ James Flynn
Name:	James Flynn
Title:	General Partner

DEERFIELD ZG CORPORATION

By:	/s/ James Flynn
Name:	James Flynn
Title:	General Partner

ZYMOGENETICS, INC.

By:	/s/ James A. Johnson
Name:	James A. Johnson
Title:	Executive Vice President and Chief Financial Officer